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                                                                    EXHIBIT 23.2


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of our report dated January 26, 2001, except for Note 17, as to which the date is February 23, 2001, related to the consolidated balance sheet of DecisionLink, Inc. and subsidiaries as of December 31, 2000 and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for the period from October 1, 2000 through December 31, 2000, which report appears in the December 31, 2000 transition report on Form 10-KSB of DecisionLink, Inc. and Subsidiaries.


GOLDSTEIN GOLUB KESSLER LLP

New York, New York
March 30, 2001